The Hartford Income Shares Fund, Inc.

Sub-Item 77Q1(a) - Any Material Amendments to the Registrant's
Charter or By-Laws

On January 6, 2003, the Company's Board of Directors approved the following amendment to the Company's by-laws:

SECTION 4.2 Chairman: The Chairman shall preside at all meetings of the shareholders and of the Board of Directors and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors. However, in the absence of the Chairman, the President or his delegate may preside at shareholder or Board of Director meetings.



The Hartford Income Shares Fund, Inc.

Sub-Item 77Q1(b) - Copies of the Text of any Proposal
Described in Answer to Sub-Item 77D

On October 30, 2002, the Board of Directors of the Company approved the following resolution:

Proposed Change to Permissible Investments

WHEREAS, Fund management has recommended that the use of credit default swaps be added as a permissible investment to the Fund.

NOW, THEREFORE, BE IT RESOLVED, that the addition of credit default swaps as a permissible investment to the Fund be, and it hereby is, approved.